Exhibit 99.1

Global Industrial Announces CEO Transition

PORT WASHINGTON, NY, July 11, 2024 - Global Industrial Company (NYSE: GIC), a value-added national distributor of industrial products and MRO supplies, today announced that Barry Litwin, CEO, has notified the Board of Directors of his upcoming departure from the Company to pursue another opportunity, and that the Board of Directors has appointed Richard B. Leeds, Executive Chairman of the Board, as Interim Chief Executive Officer. The transition will be effective as of August 9, 2024.

Mr. Leeds joined the Company in 1982 and served as its Chairman and CEO from 1995 until becoming Executive Chairman in 2016. He also previously served as President of the Company’s Industrial Products Group until 2011.

“Barry has been an invaluable leader during his time with the Company, and his contributions both as CEO and Board member have been instrumental in the growth and continued success of the business,” said Richard Leeds, Executive Chairman of the Board. “We thank Barry for his service to the Company and wish him well in his future endeavors.”

“It has been a privilege to lead Global Industrial over the last nearly six years,” said Mr. Litwin. “I am proud of the achievements we have accomplished together, from digital transformation to maintaining our paramount focus on the customer. The Global Industrial team has my complete confidence to continue successfully executing on our strategy going forward.”

The Board is committed to a seamless transition as it conducts a search for a permanent CEO.

About Global Industrial Company
Global Industrial Company (NYSE: GIC), through its operating subsidiaries, is a value-added distributor. For 75 years, Global Industrial has gone the extra mile for its customers, currently offering hundreds of thousands of industrial and MRO products needed to run businesses and facilities. Global Industrial is committed to its customer-centric strategy, and utilizes a team of subject matter experts, Global Industrial Exclusive Brands™ products and national vendor relationships to help customers succeed. Global Industrial. "We Can Supply That®".

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of that term in the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934). Additional written or oral forward-looking statements may be made by the Company from time to time in filings with the Securities and Exchange Commission or otherwise. Any such statements that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on management's estimates, assumptions and projections and are not guarantees of future performance. When used in this release, the words "anticipates," "believes," "estimates," "expects," "intends," and "plans" and variations thereof and similar expressions are intended to identify forward-looking statements. Forward-looking statements in this report are based on the Company's beliefs and expectations as of the date of this report and are subject to risks and uncertainties which may have a significant impact on the Company's business, operating results or financial condition. Investors are cautioned that these forward-looking statements are inherently uncertain and undue reliance should not be placed on them. Important risk factors that may affect our future results of operations and financial condition are detailed from time to time in our Securities and Exchange Commission filings. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unexpected events, except as may be required by applicable law.

Investor/Media Contact:
Mike Smargiassi
The Plunkett Group
212-739-6729
mike@theplunkettgroup.com